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                                                                  EXHIBIT 10.15


                           MEMORANDUM OF UNDERSTANDING

         This Memorandum of Understanding (MOU) is entered into this lst day of April, 1998 by and between Summa Four, Inc., with principal offices at 25 Sundial Avenue, Manchester, New Hampshire 03109 (Summa Four), and e-NET, with principal offices at 12800 Middlebrook Road, Germantown MD 20874.

         WHEREAS, Summa Four is in the business of manufacturing open programmable switches for the telecommunications industry, and

         WHEREAS, e-NET is in the business of manufacturing proprietary data telephony (voice over data network) products, including a product known as Telecom 2000, and applicable Voice Over IP (VOIP) algorithms, and

         WHEREAS the parties presently desire to formally document their desire to work together to deliver VOIP solutions to Network Operators, and

         WHEREAS both parties agree that the next steps include: 1.) completion of the Business Plan, and 2.) to promptly engage in a joint design review which shall culminate in a mutually agreed upon development plan/schedule and Product Requirements document for the Summa Four/e-NET integrated product and 3.) upon completion of the above, entering into a comprehensive Strategic Technology Sales and Licensing Agreement which shall have as a goal, deployment of the integrated product before the end of calendar 1998, in accordance with the Business Plan.


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   NOW THEREFORE, the parties agree as follows:

   1. It is intended that the e-Net Business Plan shall be completed within 30 days of the executed MOU. Such Business Plan shall generally provide the basis upon which e-NET shall distribute, market and resell the integrated Summa Four/e-Net system ("Telephony Switch") to its customers, worldwide. Summa Four shall assist e-NET in the completion of such Business Plan, which shall include a.) an assessment of the market opportunities for the Telephony Switch product, and b.) the identification of the preferred sales and distribution channels therefore, and c.) a determination of commercial terms for product deployment including pricing, warranty, and support terms, and d.) e-NET's projected annual purchase commitment for Summa Four switch products for the initial 24 months following product introduction.

   2. As soon as practicable, but in no event later than the completion of the Business Plan, both parties shall initiate a Product Design and Engineering Development Plan (Plan) to determine the specifications of the Telephony Switch in light of market requirements (i.e. the Business Plan) and the present capabilities of the products of the respective parties. It is anticipated that such Plan shall culminate in a high level Product Requirements Specification which shall include the


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          anticipated specifications and performance requirements of the desired
          Telephony Switch, any anticipated adjustments, alterations and/or modifications which may be required to each party's presently available (and/or under development) products to achieve the timely development and deployment of the Telephony Switch. Such Plan shall also include each party's best estimate(s) with regard to the anticipated product development schedule as well as all costs, resource allocations and expenses which may reasonably be anticipated to be incurred by the parties

   3. Upon completion of the Plan, the parties shall determine the most feasible development plan to proceed with the mutual development of the Telephony Switch product. At that time, the parties shall enter into a formal Product Development Agreement, setting forth in greater detail the respective obligations of the parties. Throughout the term of that agreement, it is understood that both parties will use reasonable, commercially practical, best efforts to design and develop the Telephony Switch product in accordance with the schedule as agreed.

   4. Notwithstanding the above, the parties recognize that unforeseen circumstances may exist which, in the course of the product development effort, lead the parties to conclude, jointly or individually, that it is no longer in their best interests to continue the


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          product development effort. In the event of any such decision, neither party shall be obligated or liable to the other, other than for any such cost or obligation which it may have incurred to the other under the terms of such development agreement as of the date of such termination.

   5. Summa Four acknowledges that it has already agreed upon an internal development schedule which will address and resolve (prior to December, 1998) two technical issues which have been raised by e-NET: a.) the integrated product shall be engineered to be capable of performing packet communication across the Time Division Multiplex
          (TDM) bus structure which currently exists between the ICC and the SPC at a rate adequate to allow reasonable performance parameters to be achieved for a product handling 960 simultaneous IP telephony calls, and b.) the integrated product will support ethernet capabilities greater than 7 Mbps.

   6. In order to facilitate the development process, e-NET shall, simultaneously with the execution of this agreement, purchase a VCO 4K lab switch from Summa Four, the configuration of which shall be as determined by the parties.

   7. Summa Four shall provide e-NET with Sigma Pricing as soon as it is available. E-NET, within ten business days of receipt of Sigma



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          pricing, will issue Summa Four a purchase order for a Sigma Lab Switch to be delivered as soon as available in Beta format. For this consideration, Summa Four will give e-NET the first Sigma lab switch for any Voice over IP customer and Summa Four will provide the Sigma Lab Switch at list price less: a) appropriate discount per signed Volume Purchase Agreement between e-NET and Summa Four, Inc., and b) 100% trade in credit for the VCO 4K Lab Switch purchased by e-NET upon return of such switch in working condition. In no event shall the Sigma Lab Switch net purchase price be less than zero.

   8. Summa Four may from time to time decrease its published prices and volume discount standard schedule. Should Summa Four issue a new standard price list and discount schedule for its Sigma Products for Voice Over IP customers with volume commitments equal to e-NET's, from that time forward Customer may have the lower of the net prices that are (i) calculated by reference to the new price list, using the new volume discount schedule at Customer's then volume of purchases or
          (ii) the prices that are calculated using the prices and discounts found in their current Volume Purchase Agreement.

 - Entire Agreement This agreement constitutes the full and complete agreement of the parties with respect to the subject matter hereof.


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 -   Applicable Law This agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of New Hampshire applicable to agreements made and to be fully performed therein.

IN WITNESS WHEREOF, the parties have signed and sworn to this agreement as of the date written above.

e-NET, Inc.                                          Summa Four, Inc.
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By:                                                  By:
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